                                                                   EXHIBIT 12.0

                          CS WIRELESS SYSTEMS, INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                               (IN THOUSANDS)

                                  Year Ended     March 1,    March 9,     January 1,    September 30,      Year Ended
                                 February 28,    1994 to     1994 to       1995 to         1995 to        December 31,
                               ---------------   March 8,  December 31,  September 29,   December 31,   ----------------
                                1993     1994     1994        1994           1995            1995        1996      1997
                               ------   ------   ------      ------         ------          ------      -----     ------
Earnings:

  Net loss ..................  (8,137)   (2,162)     (9)      (576)         (1,875)         (1,207)    (28,527)   (52,565)
  Add:
    Provision for income
     tax benefit.............                                 (179)           (649)           (393)    (14,631)    (5,429)
Fixed charges ...............   6,653     3,130      39        319             161              60      25,879     32,936
                               -------   -------    ----      -----         -------         -------    --------   --------
Earnings as adjusted (A).....  (1,484)      968      30       (436)         (2,363)         (1,540)    (17,279)   (25,058)
                               -------   -------    ----      -----         -------         -------    --------   --------
                               -------   -------    ----      -----         -------         -------    --------   --------
Fixed charges:
    Interest expense ........   6,356     2,846      39        233              62              25      24,959     31,995
Rents under leases
 representative of an
 interest factor (1) ........     297       284                 86              99              35         920        941
                               -------   -------    ----      -----         -------         -------    --------   --------
Fixed charges as
 adjusted (B) ...............   6,653     3,130      39        319             161              60      25,879     32,936
                               -------   -------    ----      -----         -------         -------    --------   --------
                               -------   -------    ----      -----         -------         -------    --------   --------
Ratio of earnings to fixed
 charges (A) divided by (B)..         (2)       (2)     (2)        (2)             (2)             (2)         (2)        (2)
                               -------   -------    ----      -----         -------         -------    --------   --------
                               -------   -------    ----      -----         -------         -------    --------   --------

(1) Management of CS Wireless Systems, Inc. believes approximately one-third of rental and lease expense is representative of the interest component of rent expense.

(2) For the years ended February 28, 1993 and 1994, the period March 1, 1994 to March 8, 1994, the period March 9, 1994 to December 31, 1994, the period January 1, 1995 to September 29, 1995, the period September 30, 1995 to December 31, 1995, and the years ended December 31, 1996, 1997, earnings were inadequate to cover fixed charges by $8,137, $2,162, $9, $755, $2,524, $1,600, $43,158 and $57,994 respectively.